UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2005

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Texas Avenue Suite 3100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 659-1361

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2005, Cheniere Energy, Inc. (the “Company”) entered into share option transactions (the “Options”) with Credit Suisse First Boston International (“CSFBI”) pursuant to which the Company reduced the potential dilution from conversion of the Notes (as defined below) up to a market price of its common stock, $0.003 par value (the “Common Stock”) of $70 per share. On the closing of the Options, the Company will pay to CSFBI an option premium in the amount of approximately $69.88 million from the net proceeds of its Notes issuance. The Options have a two-year term and provide (a) the Company the right to exercise, from time to time, a call option with a strike price of $36.10 per share of Common Stock, and (b) CSFBI the right to exercise, at the end of the term of the options, a call option with a strike price of $70.00 per share of Common Stock. The number of shares of Common Stock underlying the Options is subject to adjustment in proportion to the exercise by the initial purchaser of its $25 million overallotment option in respect of the Notes.

Item 7.01. Regulation FD Disclosure.

On July 22, 2005, the Company issued a press release announcing that the Company has priced its previously announced private placement of $300,000,000 aggregate principal amount of 2.25% convertible senior unsecured notes due 2012 (the “Notes”). A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

c) Exhibits

Exhibit Number	Description
10.1	Confirmation, dated July 22, 2005, between Cheniere Energy, Inc. and Credit Suisse First Boston International (filed herewith).

99.1	Press Release, dated July 22, 2005 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: July 22, 2005	By:	/s/ Don A. Turkleson
	Name:	Don A. Turkleson
	Title:	Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Confirmation, dated July 22, 2005, between Cheniere Energy, Inc. and Credit Suisse First Boston International (filed herewith).

99.1	Press Release, dated July 22, 2005 (filed herewith).